UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2025

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

On March 17, 2025, Red Cat Holdings, Inc. (the “Company”) appointed Jeffrey Thompson, the Company’s Chief Executive Officer and Chairman of the Board of Directors, as Interim Chief Financial Officer, effective from March 17, 2025 until the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

Mr. Thompson, age 60, has been President and Chief Executive Officer of the Company since May 15, 2019. Mr. Thompson has served as a director of Unusual Machines, Inc. (NYSE American:UMAC) since the company was incorporated in July 2019. In December 1999, Mr. Thompson founded Towerstream Corporation (Nasdaq:TWER), a fixed-wireless fiber alternative company delivering high-speed internet access to businesses, and served as its president, chief executive officer and a director from November 2005 to February 2016. In 1994, Mr. Thompson founded EdgeNet Inc., a privately held Internet service provider (which was sold to Citadel Broadcasting Corporation in 1997) and became eFortress in 1999. Mr. Thompson holds a B.S. degree from the University of Massachusetts.

In connection with his appointment as Interim Chief Financial Officer, Mr. Thompson will not receive any additional compensation. Mr. Thompson will continue to participate in the Company’s 2024 Equity Incentive Plan and will be entitled to employee benefits that similarly situated employees receive.

There are no other arrangements or understandings between Mr. Thompson and any other person pursuant to which he was appointed to the position of Interim Chief Financial Officer of the Company, and Mr. Thompson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Thompson and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

Appointment of Chief Financial Officer

On March 11, 2025, the Company appointed Christian Koji Ericson as the Company’s Chief Financial Officer, effective immediately after the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

Mr. Ericson, age 48, has extensive finance, accounting and public company reporting experience. Prior to his appointment as the Company’s CFO, Mr. Ericson served as the Head of Finance and Accounting at Western Steel Buildings, where he played a pivotal role in scaling financial operations and optimizing compliance and governance structures to support rapid business growth. Mr. Ericson’s experience also includes 11 years with PricewaterhouseCoopers, and senior finance roles at Nu Skin Enterprises, where he served as Chief Audit Executive, VP of Business Development, and VP of Finance for its agriculture technology division. Mr. Ericson is a Certified Public Accountant and has a Master of Accountancy degree and Bachelor of Science in Accountancy degree from Brigham Young University.

Mr. Ericson will be eligible to participate in the Company’s 2024 Equity Incentive Plan, will have the opportunity to receive awards in such amounts and pursuant to such terms as determined by the Company’s board of directors or Compensation Committee, and will be entitled to employee benefits that similarly situated employees receive. Mr. Ericson is also expected to enter into the Company’s standard indemnification agreement in substantially the same form that the Company entered with its other directors and officers, the form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, which was filed on September 17, 2021 with the SEC, and is incorporated herein by reference.

In connection with Mr. Ericson’s appointment, the Company entered into an Offer Letter (the “Agreement”) with Mr. Ericson pursuant to which Mr. Ericson’s annual salary will be $230,000 and he will be eligible to receive an annual bonus of up to 50% of his annual salary upon the achievement of goals and objectives to be determined by the Compensation Committee of the Board of Directors of the Company.

In connection with his appointment, Mr. Ericson received a one-time equity award issued under the Company’s 2024 Equity Incentive Plan, consisting of 50,000 time-based restricted stock units, which will vest (subject to Mr. Ericson’s continuous employment) 50% upon the first anniversary of his hire date, and 50% upon the second anniversary of his hire date.

There are no other arrangements or understandings between Mr. Ericson and any other person pursuant to which he was appointed to the position of Chief Financial Officer of the Company, and Mr. Ericson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Ericson and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: March 17, 2025	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	Chief Executive Officer